UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 10, 2012

NACCO INDUSTRIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-9172	34-1505819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5875 Landerbrook Drive
Cleveland, OH  44124-4069

(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code:  (440) 449-9600
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

On October 10, 2012, Coyote Creek Mining Company, L.L.C. (“CCMC”), an indirect subsidiary of NACCO Industries, Inc. (the “Company”), entered into a Lignite Sales Agreement (the “Agreement”) with Otter Tail Power Company (“OTP”), a wholly owned subsidiary of Otter Tail Corporation, and with OTP’s co-owners in the Coyote Station baseload generation plant, Montana-Dakota Utilities Co., a division of MDU Resources Group, Inc., Northern Municipal Power Agency and NorthWestern Corporation.  Under the Agreement, CCMC will develop a lignite mine in Mercer County, North Dakota and deliver to the Coyote Station co-owners, as an exclusive supplier, the annual fuel requirements of the Coyote Station plant (expected to be approximately 2.5 million tons annually starting in May 2016).  The term of the Agreement consists of two periods: (i) the development period, which is from October 10, 2012 until on or around May 5, 2016, and (ii) the production period, which is from the last day of the development period until December 31, 2040.  The production period is subject to automatic 5-year extensions unless either party gives notice of its desire not to extend the Agreement or the lignite at the mine is exhausted.  The price per ton under the Agreement will reflect the cost of production, along with an agreed profit and capital charge. In addition, the Agreement provides for certain early termination events following which the Coyote Station co-owners must purchase the membership interests in CCMC.  If the termination occurs in 2024 or later, CCMC’s parent company, The North American Coal Corporation, is obligated to buy CCMC’s dragline and rolling stock as a condition to the sale of the membership interests in CCMC.  The North American Coal Corporation provides a payment and performance guaranty of CCMC’s obligations in connection with the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NACCO INDUSTRIES, INC.

Date: October 15, 2012
/s/ J.C. Butler, Jr.
Name: J.C. Butler, Jr. Title: Senior Vice President, Finance, Treasurer and Chief Administrative Officer